Exhibit 99.1

NeurogesX, Inc.

Stephen Ghiglieri

Executive Vice President, COO and CFO

(650) 358-3310

sghiglieri@neurogesx.com

NeurogesX Issued Japanese Patent for NGX-1998

Additional Japanese Patent Application Allowed

San Mateo, Calif., (June 18, 2012) – NeurogesX, Inc. (NASDAQ: NGSX), a specialty pharmaceutical company focused on developing and commercializing a portfolio of novel non-opioid, pain management therapies, today announced the Japanese Patent Office (JPO) has issued patent No. 4931128 to NeurogesX for its next generation product candidate NGX-1998, a topically applied liquid formulation of prescription strength capsaicin designed to treat pain associated with neuropathic pain conditions. The patent, entitled “Methods and Compositions for Administration of TRPV1 Agonists,” will remain in effect in Japan until 2024. The issued claims include formulation, system, and kit claims.

Separately, the JPO has allowed NeurogesX patent application No. 2008-504395, entitled “Oils of Capsaicinoids and Methods of Making and Using the Same.” The allowed claims relate to the composition and creation of capsaicinoid oils and oils for treating capsaicin-responsive conditions. The patent scheduled to issue from this application is expected to expire in 2026.

“We believe this issued patent enhances the value of NGX-1998 in the Japanese market in the near-term, and the allowed application enables the potential for additional future value through possible product line extension. These patents enhance our position as a leader in the development and commercialization of capsaicin based therapies,” said Ronald Martell, President and CEO. “We expect these milestones will better position NeurogesX as we continue to seek potential development and commercial partners for major global markets.”

The issuance of Japanese patent No. 4931128 for NGX-1998 follows the notice of patent allowance the Company received in February 2012. In April 2011, NeurogesX was granted patent protection for NGX-1998 in the United States under an identically titled patent having a term that extends to 2027. A similar patent application is under review in Europe.

About NeurogesX, Inc.

NeurogesX, Inc. (Nasdaq: NGSX) is a specialty pharmaceutical company focused on developing and commercializing a portfolio of novel non-opioid, pain management therapies to address unmet medical needs and improve patients’ quality of life.

The Company’s lead product, Qutenza®, is currently approved in the United States and the European Union. Qutenza® is now available in the United States for the management of neuropathic pain associated with postherpetic neuralgia (PHN). In Europe, Qutenza® is being marketed by Astellas Pharma Europe Ltd. (Astellas), the European affiliate of Tokyo-based Astellas Pharma Inc., for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain.

The Company’s most advanced product candidate, NGX-1998, is a topically applied liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions such as PHN. NGX-1998 has completed three Phase 1 clinical trials and one Phase 2 clinical trial in PHN patients, and the Company believes that NGX-1998 is ready to enter Phase 3 development.

The Company’s early-stage pipeline includes pre-clinical compounds which include a number of prodrugs of acetaminophen. The Company has evaluated certain of these compounds in vitro and in vivo.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to statements regarding: the benefits of issuance of the NGX-1998 patent and the patent application allowance in Japan for potentially enhancing the value of NGX-1998 in the Japanese market and the Company’s position as a leader in research and development of capsaicin based therapies, including through potential product line extensions, and for positioning NeurogesX in its efforts to seek development and commercial partners; and NGX-1998 being ready for entry into Phase 3 development. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: NGX-1998 may fail to demonstrate sufficient safety or efficacy in clinical trials to support further development or potential marketing approval; difficulties or delays in further clinical development of NGX-1998, including difficulties or delays in initiating Phase 3 clinical trials; adverse outcomes with respect to, or delay of, the End-of-Phase 2 meeting with the FDA; market acceptance of Qutenza in already approved indications may not be sufficient to support further pursuit of commercialization of Qutenza or could have an effect on NeurogesX’ development or other plans with respect to NGX-1998; Qutenza, NGX-1998 and NeurogesX’ other product candidates may have unexpected adverse side effects; delay or prevention of commercialization or development activities due to unexpected expenses or a lack of sufficient resources; and difficulties or delays in identifying potential strategic partners for Qutenza and NGX-1998 and negotiating and entering into agreements with such entities. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

Additional Contacts:

The Ruth Group

Stephanie Carrington (investors)

(646) 536-7017

scarrington@theruthgroup.com

Victoria Aguiar (media)

(646) 536-7013

vaguiar@theruthgroup.com

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